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Exhibit 10.2

FORM OF

TRANSITION SERVICES AGREEMENT

        This TRANSITION SERVICES AGREEMENT (this "Agreement") is entered into this [            ] day of [            ], 2005, by and between American Express Company, a New York corporation ("AXP"), and Ameriprise Financial, Inc., a Delaware corporation ("Ameriprise," and, together with AXP, each a "Party" and collectively, the "Parties").

RECITALS

        WHEREAS, the Board of Directors of AXP has determined that it is in the best interests of AXP to separate the Ameriprise Business (as defined below) and the AXP Business (as defined below) into two independent public companies, on the terms and subject to the conditions set forth in the Separation Agreement (as defined below), in order to resolve issues related to the allocation of capital and management resources between the Ameriprise Business and the AXP Business, and to give Ameriprise greater flexibility to manage, invest in, and expand the Ameriprise Business while ensuring that AXP can focus its time and resources on the development of the AXP Business;

        WHEREAS, in order to effectuate the foregoing, AXP and Ameriprise have entered into a Separation and Distribution Agreement of even date herewith (the "Separation Agreement"), pursuant to which and subject to the terms and conditions set forth therein, the Ameriprise Business shall be separated from the AXP Business and the Ameriprise Common Stock (as defined below) shall be distributed on a pro rata basis to AXP shareholders; and

        WHEREAS, in connection therewith and in order to ensure an orderly transition under the Separation Agreement, AXP desires to provide, through the AXP Service Providers (as defined below), to Ameriprise and its relevant Affiliates, as applicable, with certain transition services (the "AXP Services") with respect to the operation of Ameriprise and its relevant Affiliates following the Distribution Date (as defined below), and Ameriprise desires to provide, through the Ameriprise Service Providers (as defined below), to AXP and its Affiliates, as applicable, with certain transition services (the "Ameriprise Services") with respect to the operation of AXP and its relevant Affiliates following the Distribution Date, as such AXP Services and Ameriprise Services are more fully described in separate schedules (all such schedules, including any appendices, exhibits or other attachments thereto, the "Schedules," and each, a "Schedule") to this Agreement.

        NOW, THEREFORE, in consideration of the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, AXP and Ameriprise hereby agree as follows:

ARTICLE I
DEFINITIONS

        1.1   Capitalized terms used herein, but not defined herein shall have the meanings assigned to such terms in the Separation Agreement, as it may be amended from time to time in accordance with the terms thereof, and the following terms shall have the meanings set forth below:

        "Additional Required AXP Service" shall have the meaning assigned to it in Section 2.5.

        "Additional Required Ameriprise Service" shall have the meaning assigned to it in Section 2.6.

        "Ameriprise" shall have the meaning assigned to it in the preamble.

        "Ameriprise Service Providers" means Ameriprise, its Affiliates and any third party, in each case, to the extent such entity is providing the Ameriprise Services on behalf of Ameriprise pursuant to any Schedule.

        "Ameriprise Services" shall have the meaning assigned to it in the recitals.

        "Ameriprise Transition Plan" shall have the meaning assigned to it in Section 2.9(b).

        "AXP" shall have the meaning assigned to it in the preamble.

        "AXP Service Providers" means AXP, its Affiliates and any third party, in each case, to the extent such entity is providing the AXP Services on behalf of AXP pursuant to any Schedule.

        "AXP Services" shall have the meaning assigned to it in the recitals.

        "AXP Transition Plan" shall have the meaning assigned to it in Section 2.9(c).

        "Best Efforts" means with respect to either Party, the efforts that such Party would use on behalf of itself to enforce its rights against a third party or cause such third party to honor its obligations to such Party, under any agreement with such third party.

        "Force Majeure Event" means any act of God, fire, flood, storm or explosion; any strike, lockout or other labor disturbance; any material shortage of facilities, labor, materials or equipment; any delay in transportation, breakdown or accident; any Law; any riot, war, act of terror, rebellion or insurrection; any embargo or fuel or energy shortage; any interruption in telecommunications or utilities services; or any other event, in each case beyond the control of a Party and that actually prevents, hinders or delays such Party from performing its obligations under this Agreement.

        "Loss" shall have the meaning assigned to it in Section 5.8.

        "Party" or "Parties" shall have the meaning assigned to such terms in the preamble.

        "Prime Rate" means the "prime rate" published in the "Money Rates" section of The Wall Street Journal. If The Wall Street Journal ceases to publish the "prime rate," then the Parties shall mutually agree to an equivalent publication that publishes such "prime rate," and if such "prime rate" is no longer generally published or is limited, regulated or administered by a Governmental Authority, then a comparable interest rate index mutually agreed to by the Parties.

        "Schedules" shall have the meaning assigned to it in the recitals.

        "Separation Agreement" shall have the meaning assigned to it in the recitals.

        "Service Provider" means the AXP Service Providers and/or the Ameriprise Service Providers, as the context requires.

        "Service Recipient" means either AXP, to the extent AXP is receiving a service from an Ameriprise Service Provider, or Ameriprise, to the extent Ameriprise is receiving a service from an AXP Service Provider, each as the context requires.

        "Services" means the AXP Services and/or the Ameriprise Services, as the context requires.

        "SOX" means the Sarbanes-Oxley Act of 2002, as amended from time to time.

        "Taxing Authority" shall have the meaning assigned to it in Section 3.5(a)(ii).

        "Transaction Tax" shall have the meaning assigned to it in Section 3.5(a)(i).

        "Withheld Tax" shall have the meaning assigned to it in Section 3.5(e).

        1.2    General Interpretive Principles.    (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the term "hereof," "herein," "hereunder" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, exhibit and Schedule are references to the Articles, Sections, paragraphs, exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified and (d) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

ARTICLE II
TRANSITION SERVICES

        2.1    AXP Services.    During the term of this Agreement, AXP shall provide, or shall cause one or more AXP Service Providers to provide, to Ameriprise and its applicable Affiliates (such Affiliates as determined by Ameriprise in its sole discretion), the AXP Services, as such AXP Services are more particularly described in the applicable Schedules attached hereto, upon the terms and subject to the conditions of this Agreement and such applicable Schedules.

        2.2    Ameriprise Services.    During the term of this Agreement, Ameriprise shall provide, or shall cause one or more Ameriprise Service Providers to provide, to AXP and its applicable Affiliates (such Affiliates as determined by AXP in its sole discretion), the Ameriprise Services, as such Ameriprise Services are more particularly described in the applicable Schedules attached hereto, upon the terms and subject to the conditions of this Agreement and such applicable Schedules.

        2.3    Standard of Performance for AXP Services.    (a) AXP shall provide, or shall cause to be provided, the AXP Services in a manner and at a level that is substantially similar in all material respects to the typical manner and average level at which such AXP Services were provided to Ameriprise or its Affiliate during the three-month period prior to the Distribution Date, except to the extent that (i) a different manner or level of an AXP Service is set forth in a Schedule, in which case such AXP Service shall be provided in the manner and level as set forth in each such applicable Schedule or (ii) such AXP Service has not been provided during the three-month period prior to the Distribution Date and the applicable Schedule does not set forth a manner or level at which such AXP Service is to be provided, in which case, such AXP Service shall be provided in the same manner and at the same level at which such AXP Service was provided to Ameriprise or its Affiliate on the last occasion (or during the three-month period prior to the last occasion) such AXP Service was provided to Ameriprise or its Affiliate.

        (b)   Notwithstanding Section 2.3(a), AXP may change from time to time the manner and level at which any AXP Service is provided to Ameriprise, to the extent that AXP is making a similar change in performing a substantially similar service for itself or its Affiliates and if AXP provides Ameriprise substantially the same notice (in content and timing) as AXP provides itself and its Affiliates with respect to such change; provided, that, AXP may not make any change to the manner and level at which any AXP Service is provided to Ameriprise if such change would result in a violation, or cause Ameriprise to be in violation, of applicable Law; provided, further, if Ameriprise can demonstrate, in accordance with the terms of this Agreement, that such change is not commercially reasonable and Ameriprise has suffered a material financial harm as a result of such change, AXP shall be required to restore the manner and level at which such AXP Service is provided to Ameriprise to the manner and level required by Section 2.3(a). No such change shall affect the fees and expenses for the applicable AXP Service.

        (c)   Subject to Section 5.5, in no event shall AXP be liable or accountable, in damages or otherwise, for any error of judgment or any mistake of fact or Law or for any action or omission in connection with the provision of the AXP Services by AXP or any AXP Service Provider that AXP or such AXP Service Provider took or refrained from taking in good faith hereunder, except in the case of AXP's or such AXP Service Provider's intentional breach, fraud, gross negligence or willful misconduct.

        2.4    Standard of Performance for Ameriprise Services.    (a) Ameriprise shall provide, or shall cause to be provided, the Ameriprise Services in a manner and at a level that is substantially similar in all material respects to the typical manner and average level at which such Ameriprise Services were provided to AXP or its Affiliate during the three-month period prior to the Distribution Date, except to the extent that (i) a different manner or level of an Ameriprise Service is set forth in a Schedule, in which case such Ameriprise Service shall be provided in the manner and level as set forth in each such applicable Schedule or (ii) such Ameriprise Service has not been provided during the three-month period prior to the Distribution Date and the applicable Schedule does not set forth a manner or level at which such Ameriprise Service is to be provided, in which case, such Ameriprise Service shall be provided in the same manner and at the same level at which such Ameriprise Service was provided to AXP or its Affiliate on the last occasion (or during the three-month period prior to the last occasion) such Ameriprise Service was provided to AXP or its Affiliate.

        (b)   Notwithstanding Section 2.4(a), Ameriprise may change from time to time the manner and level at which any Ameriprise Service is provided to AXP, to the extent that Ameriprise is making a similar change in performing a substantially similar service for itself and its Affiliates or if Ameriprise provides AXP substantially the same notice (in content and timing) as Ameriprise provides itself and its Affiliates with respect to such change; provided, that, Ameriprise may not make any change to the manner and level at which any Ameriprise Service is provided to AXP if such change would result in a violation, or cause AXP to be in violation, of applicable Law; provided, further, if AXP can demonstrate, in accordance with the terms of this Agreement, that such change is not commercially reasonable and AXP has suffered a material financial harm as a result of such change, Ameriprise shall be required to restore the manner and level at which such Ameriprise Service is provided to AXP to the manner and level required by Section 2.4(a). No such change shall affect the fees and expenses for the applicable Ameriprise Service.

        (c)   Subject to Section 5.6, in no event shall Ameriprise be liable or accountable, in damages or otherwise, for any error of judgment or any mistake of fact or Law or for any action or omission in connection with the provision of the Ameriprise Services by Ameriprise or any Ameriprise Service Provider that Ameriprise or such Ameriprise Service Provider took or refrained from taking in good faith hereunder, except in the case of Ameriprise's or such Ameriprise Service Provider's intentional breach, fraud, gross negligence or willful misconduct.

        2.5    Omitted AXP Services.    If, from time to time during the term of this Agreement, Ameriprise determines that the provision of an additional service is reasonably necessary to enable Ameriprise and its Affiliates to operate on a stand-alone basis, and such service (whether or not then currently being provided) is not included in a Schedule (such service, including without limitation the right to use, or the use of, any Asset in connection with such service, hereinafter referred to as an "Additional Required AXP Service"), then Ameriprise may give written notice thereof to AXP in accordance with Section 8.1 hereof. Upon receipt of such notice by AXP, if AXP is willing to provide such Additional Required AXP Service, the Parties will negotiate in good faith a schedule setting forth the Additional Required AXP Service, the terms and conditions (including any service level requirements) for the provision of such Additional Required AXP Service and the fees payable by Ameriprise for such Additional Required AXP Service, such fees to be determined on an arms'-length basis.

        2.6    Omitted Ameriprise Services.    If, from time to time during the term of this Agreement, AXP determines that the provision of an additional service is reasonably necessary to enable AXP and its Affiliates to operate on a stand-alone basis, and such service (whether or not then currently being provided) is not included in a Schedule (such service, including without limitation the right to use, or the use of, any Asset in connection with such service, herein after referred to as an "Additional Required Ameriprise Service"), then AXP may give written notice thereof to Ameriprise in accordance with Section 8.1 hereof. Upon receipt of such notice by Ameriprise, if Ameriprise is willing to provide the Additional Required Ameriprise Service, the Parties will negotiate in good faith a schedule setting forth the Additional Required Ameriprise Service, the terms and conditions (including any service level requirements) for the provision of such Additional Required Ameriprise Service and the fees payable by AXP for such Additional Required Ameriprise Service, such fees to be determined on an arms'-length basis.

        2.7    Interruption of Services.    (a) If, due to a Force Majeure Event, AXP or an AXP Service Provider is unable, wholly or partially, to perform its obligations hereunder, then AXP shall be relieved of liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of such whole or partial inability to perform its obligations hereunder so caused by such

Force Majeure Event; provided, that, (i) AXP gives Ameriprise prompt notice, written or oral (but if oral, promptly confirmed in writing) of such whole or partial inability to perform its obligations hereunder and a reasonably detailed description of the cause thereof and (ii) in the event such whole or partial inability to perform its obligations hereunder is a result of AXP's or such AXP Service Provider's capacity or similar limitations, with respect to the allocation of such limited resources, Ameriprise and its Affiliates shall be treated no less favorably by AXP or such AXP Service Provider than AXP or any Affiliate of AXP. If AXP fails to promptly give notice of such Force Majeure Event, then AXP shall only be relieved from such performance or compliance from and after the giving of such notice. AXP shall or shall cause the applicable AXP Service Provider(s) to use its reasonable best efforts to remedy the situation caused by such Force Majeure Event and remove, so far as possible and with reasonable timeliness, the cause of its inability to perform or comply. AXP shall give Ameriprise prompt notice of the cessation of the Force Majeure Event.

        (b)   If, due to a Force Majeure Event, Ameriprise or an Ameriprise Service Provider is unable, wholly or partially, to perform its obligations hereunder, then Ameriprise shall be relieved of liability and shall suffer no prejudice for failing to perform or comply during the continuance and to the extent of such whole or partial inability to perform its obligations hereunder so caused by such Force Majeure Event; provided, that, (i) Ameriprise gives AXP prompt notice, written or oral (but if oral, promptly confirmed in writing) of such whole or partial inability to perform its obligations hereunder and a reasonably detailed description of the cause thereof and (ii) in the event such whole or partial inability to perform its obligations hereunder is a result of Ameriprise's or such Ameriprise Service Provider's capacity or similar limitations, with respect to the allocation of such limited resources, AXP and its Affiliates shall be treated no less favorably by Ameriprise or such Ameriprise Service Provider than Ameriprise or any Affiliate of Ameriprise. If Ameriprise fails to promptly give notice of such Force Majeure Event, then Ameriprise shall only be relieved from such performance or compliance from and after the giving of such notice. Ameriprise shall or shall cause the applicable Ameriprise Service Provider(s) to use its reasonable best efforts to remedy the situation caused by such Force Majeure Event and remove, so far as possible and with reasonable timeliness, the cause of its inability to perform or comply. Ameriprise shall give AXP prompt notice of the cessation of the Force Majeure Event.

        2.8    Access.    (a) Ameriprise shall, and shall cause its applicable Affiliates to, make available on a timely basis to each AXP Service Provider such Information reasonably requested by such AXP Service Provider to enable such AXP Service Provider to provide the AXP Services. Ameriprise shall, and shall cause its applicable Affiliates to, provide to the AXP Service Providers reasonable access to the premises of Ameriprise and such Affiliates and the systems, software and networks located therein, to the extent necessary for the purpose of providing the AXP Services. AXP shall ensure that it and the other AXP Service Providers comply with applicable Law and Ameriprise's security and other policies and procedures, as may be provided to AXP by Ameriprise in writing from time to time.

        (b)   AXP shall, and shall cause its applicable Affiliates to, make available on a timely basis to each Ameriprise Service Provider such Information reasonably requested by such Ameriprise Service Provider to enable such Ameriprise Service Provider to provide the Ameriprise Services. AXP shall, and shall cause its applicable Affiliates to, provide to the Ameriprise Service Providers reasonable access to the premises of AXP and such Affiliates and the systems, software and networks located therein, to the extent necessary for the purpose of providing the Ameriprise Services. Ameriprise shall ensure that it and the other Ameriprise Service Providers comply with applicable Law and AXP's security and other policies and procedures, as may be provided to Ameriprise by AXP in writing from time to time.

        2.9    Transition of Responsibilities.    (a) Each Party agrees to use its good faith efforts to reduce or eliminate its and its Affiliates' dependency on each Service as soon as is reasonably practicable. AXP agrees to cooperate with Ameriprise to facilitate the smooth transition of responsibility for the AXP

Services to Ameriprise or any third party. Ameriprise agrees to cooperate with AXP to facilitate the smooth transition of responsibility for the Ameriprise Services to AXP or any third party.

        (b)   As promptly as practicable, AXP and Ameriprise will agree in good faith to a plan for Ameriprise to assume responsibility or eliminate the need for the provision of each AXP Service (the "Ameriprise Transition Plan"). The Ameriprise Transition Plan will contain a schedule of transition events, including the expected date by which the Ameriprise Transition Plan will be completed, any training that will be needed by Ameriprise and the estimated costs and expenses, if any, to be paid by Ameriprise to AXP with respect to such training and other services that AXP agrees to provide to Ameriprise in order to facilitate the completion of the Ameriprise Transition Plan.

        (c)   As promptly as practicable, AXP and Ameriprise will agree in good faith to a plan for AXP to assume responsibility or eliminate the need for the provision of each Ameriprise Service (the "AXP Transition Plan"). The AXP Transition Plan will contain a schedule of transition events, including the expected date by which the AXP Transition Plan will be completed, any training that will be needed by AXP and the estimated costs and expenses, if any, to be paid by AXP to Ameriprise with respect to such training and other services that Ameriprise agrees to provide to AXP in order to facilitate the completion of the AXP Transition Plan.

ARTICLE III
FEES AND EXPENSES

        3.1    Fees and Expenses.    The fees and expenses for each of the Services to be provided hereunder are set forth in each Schedule.

        3.2    Billing and Payment; No Set-off.    Amounts payable in respect of Services under this Agreement shall be invoiced to the Party receiving such Services monthly in arrears and paid to the Party providing such Services, as directed by such providing Party, which amounts shall be due within 30 days after the date of invoice. All amounts due and payable hereunder shall be invoiced and, except as set forth in any Schedule hereto, paid in U.S. dollars without offset, set-off, deduction or counterclaim, however arising.

        3.3    Additional Costs.    (a) Ameriprise shall reimburse AXP for the costs designated in each Schedule as reimbursable by Ameriprise. If it is necessary for AXP or any AXP Service Provider to incur any additional costs in connection with the provision of the AXP Services, AXP shall inform Ameriprise of such need before any such additional cost is incurred. Upon mutual written agreement of Ameriprise and AXP, as to the necessity of any such increase, Ameriprise shall advance, or shall cause to be advanced, to AXP an amount equal to the estimated costs and expenses to be reasonably incurred in connection therewith. If the actual costs and expenses incurred by AXP or such AXP Service Provider are greater than the estimated costs, the necessity of increased costs shall again be subject to the mutual written agreement of the Parties, and if the Parties cannot agree, AXP shall return the advance of estimated costs to the extent not previously expended by AXP in connection with the provision of such AXP Service. If the actual costs and expenses incurred by AXP or such AXP Service Provider are less than the estimated costs and expenses, AXP shall repay, to Ameriprise, the difference between the actual and estimated costs and expenses.

        (b)   AXP shall reimburse Ameriprise for the costs designated in each Schedule as reimbursable by AXP. If it is necessary for Ameriprise or any Ameriprise Service Provider to incur any additional costs in connection with the provision of the Ameriprise Services, Ameriprise shall inform AXP of such need before any such additional cost is incurred. Upon mutual written agreement of AXP and Ameriprise, as to the necessity of any such increase, AXP shall advance, or shall cause to be advanced, to Ameriprise an amount equal to the estimated costs and expenses to be reasonably incurred in connection therewith. If the actual costs and expenses incurred by AXP or such AXP Service Provider are greater than the estimated costs, the necessity of increased costs shall again be subject to the mutual written agreement of the Parties, and if the Parties cannot agree, Ameriprise shall return the advance of estimated costs to the extent not previously expended by Ameriprise in connection with the provision of such Ameriprise Service. If the actual costs and expenses incurred by AXP or such AXP Service Provider are less than the estimated costs and expenses, Ameriprise shall repay, to AXP, the difference between the actual and estimated costs and expenses.

        3.4    Late Payments.    Late payments shall bear interest at a rate per annum equal to the Prime Rate plus 2%.

        3.5    Taxes.    (a)    Separate Statement.

            (i)    The fees and expenses set forth in the Schedules and to be paid for the services provided pursuant to this Agreement do not include any amount of sales, use, excise, gross receipts, value added, goods and services, or any other transaction or revenue based taxes applicable to the provision of the services (each such tax, together with any applicable interest, penalties, or additions to tax imposed with respect to such tax, a "Transaction Tax"), unless the separate statement of such Transaction Tax is prohibited by Law.

            (ii)   The Service Provider shall separately state and identify in the invoices, usage reports, and/or descriptive materials provided (electronically or otherwise) to the Service Recipient any amount of Transaction Taxes that the Service Provider undertakes to collect from the Service Recipient and remit to the appropriate Governmental Authority or other authority responsible for the collection of such Transaction Taxes (each a "Taxing Authority").

        (b)    Good Faith Collection and Identification.

            (i)    The Service Provider shall act in good faith to collect from the Service Recipient and remit to the appropriate Taxing Authority those Transaction Taxes imposed by the jurisdictions in which the Service Provider is registered as a "vendor" to collect and remit such Transaction Taxes; provided, however, that the delivery by the Service Recipient to the Service Provider of a resale certificate, exemption certificate, or self-pay permit shall be deemed to be the equivalent of good faith collection and remission.

            (ii)   The Service Provider shall act in good faith to describe the services rendered pursuant to this Agreement in the invoices, usage reports, and/or descriptive materials provided (electronically or otherwise) to the Service Recipient with specificity sufficient to determine the applicability of Transaction Taxes.

            (iii)  The Service Recipient, pursuant to this Agreement, shall act in good faith to identify the physical location and taxing jurisdictions in which its receives the benefit of the services provided in the purchase orders, usage reports, and/or descriptive materials provided (electronically or otherwise) to the Service Provider to determine the applicability of Transaction Taxes.

        (c)    Indemnification.

            (i)    The Service Recipient, pursuant to this Agreement, shall be solely liable for the payment of any Transaction Tax applicable to such receipt, without regard to the identity of the Party on whom the Liability for the Transaction Tax is imposed by statute, regulation, or otherwise, unless the payment of such Transaction Tax by the Service Recipient is prohibited by Law.

              (A)  It is the sole responsibility of the Service Recipient pursuant to this Agreement, to provide the Service Provider with all geographic and jurisdictional Information necessary to determine the Transaction Taxes applicable to the provision of services under this Agreement, and any failure to provide such Information shall relieve the Service Provider from responsibility for any act or failure to act resulting in the imposition of an incorrect amount of Transaction Tax or otherwise avoidable multiple impositions of Transaction Tax.

              (B)  The failure of the Service Provider to separately state, collect, and/or remit any applicable Transaction Tax shall not relieve the Service Recipient pursuant to this Agreement, from Liability for the payment of any applicable Transaction Tax.

            (ii)   The Party receiving a service pursuant to this Agreement shall indemnify and hold the Service Provider harmless from any Liability arising from any failure to separately state, collect, and/or remit any applicable Transaction Tax, plus any reasonable costs, fees, and expenses incurred by the Service Provider in the defense of such Liability.

            (iii)  The Service Provider shall have no Liability for any over-collection of Transaction Taxes from the Service Recipient, pursuant to this Agreement, that are remitted to a Taxing Authority as long as such over-collection was made in good faith; provided, however, that if the Service Provider is a necessary party to the filing of a claim for the refund of any over-collected Transaction Taxes, then the Service Provider shall reasonably cooperate with the Service Recipient pursuant to this Agreement in the preparation and filing of such refund claim.

            (iv)  No Limitation on Liability.

              (A)  Any other provision of this Agreement to the contrary notwithstanding, the indemnification provided pursuant to this Section 3.5(c) shall not be subject to or included in the computation of the maximum liability limitation set forth in either Section 5.7(a) or Section 5.7(b) of this Agreement.

              (B)  Any other provision of this Agreement to the contrary notwithstanding, the indemnification provided pursuant to this Section 3.5(c) shall not be subject to the restriction on incidental, consequential, and punitive damages set forth in Section 5.7(c) of this Agreement to the extent that such damages are imposed by or arise as a result of the collection of a Transaction Tax by a Taxing Authority.

        (d)   This Agreement contemplates that the legal relationship between the Service Provider and the Service Recipient may vary with the services being provided and that a Service Provider may be simultaneously acting in one or more of the following capacities: (i) purchasing agent, (ii) reseller and/or (iii) provider of services.

            (i)    In the event the Service Provider purchases services from a third-party provider for use and consumption by the Service Recipient "as acquired", and the contractual relationship with the third-party provider allows for the purchase of the services by both Parties, the Service Provider shall be the appointed purchasing agent of the Service Recipient and the administration of the Transaction Taxes shall reflect such agency relationship.

            (ii)   In the event the Service Provider purchases services for use and consumption by the Service Recipient from a third-party provider "as acquired" and the contractual relationship with the third-party provider does not allow for the purchase of the services by both of the Parties, the Service Provider shall resell the services to the Service Recipient and the administration of the Transaction Taxes shall reflect such reseller relationship.

            (iii)  In the event the Service Provider either (i) modifies services acquired from a third-party provider for delivery of services to the Service Recipient under this Agreement, (ii) incorporates services acquired from a third-party provider into services for delivery to the Service Recipient under this Agreement, or (iii) provides services to the Service Recipient without the purchase of services acquired from a third-party provider, the Service Provider shall be deemed to be the provider of the Services and the administration of the Transaction Taxes shall reflect such provision of services by the Service Provider.

        (e)   Each Party shall withhold and pay over to the Governmental Authority responsible for the collection of any amount of income tax or other assessment, charge, regulatory fee or other amount required by Law or regulation to be withheld from payments made to the other Party pursuant to this Agreement (the "Withheld Tax"), and the Withheld Tax shall be credited to the account of the Party from whose payment the Withheld Tax was withheld.

        (f)    Any other provision of this Agreement to the contrary notwithstanding, no Party shall be responsible for any taxes imposed on the other Party measured by income, capital, or resulting from the existence or general Business operations of the other Party other than those resulting from an indemnified Loss including, but not limited to, any amount of Withheld Tax.

        (g)   It is hereby acknowledged that a Service Provider may pay Transaction Taxes to a Taxing Authority or a third-party vendor and such Service Provider may not be capable of identifying or communicating Information regarding such payment to the Service Recipient. The Parties shall cooperate to identify purchases on which Transaction Taxes have been previously paid or remitted to reduce the occurrence of any over-collection of such Transaction Taxes.

        (h)   Subject to Sections 5.10 and 8.9, the Parties agree to and shall, from time to time, do and perform such other and further acts, and execute and deliver any and all such other and further instruments as may be required by Law or reasonably requested by the other Party to establish, maintain, and protect the respective rights and remedies of the other Party as provided in this Agreement with respect to Transaction Taxes and Withheld Taxes.

ARTICLE IV

CONFIDENTIALITY

        4.1    Confidentiality Obligations.    (a) Each Party acknowledges (i) that such Party has in its possession and in connection with the provision of Services hereunder, such Party will receive Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 4.1(c), AXP, on behalf of itself and each of its Affiliates, and Ameriprise, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its respective directors, officers, employees, agents, third party contractors, vendors, Service Providers, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information concerning the other Party (or its Business) and such other Party's Affiliates (or their respective Business) that is either in its possession (including Information in its possession prior to the Distribution Date) or furnished by the other Party or the other Party's Affiliates or their respective directors, officers, employees, agents, third party contractors, vendors, Service Providers, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third party contractors, vendors, Service Providers, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was available to such Party or its Affiliates or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto; provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

        (b)    No Release, Compliance with Law, Return or Destruction.    Each Party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, third party contractors, vendors, Service Providers, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information in order to provide the Services pursuant to this Agreement, and except in compliance with Section 4.1(c). Notwithstanding anything herein to the contrary, each Party shall advise its directors, officers, employees, agents, third party contractors, vendors, Service Providers, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party's confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Each party shall, and shall cause, its directors, officers, employees, agents, third party contractors, vendors, Service Providers, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to use such Information only in accordance with (i) the terms of this Agreement and (ii) applicable Law (including federal and state securities Laws). Each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party.

        (c)    Protective Arrangements.    Notwithstanding anything herein to the contrary, in the event that either Party or any of its directors, officers, employees, agents, third party contractors, vendors, Service Providers, accountants, counsel, lenders, investors and other advisors and representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not timely obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its reasonable best efforts to have confidential treatment accorded any such Information so furnished.

ARTICLE V

NO WARRANTY; LIMITATION OF LIABILITY; INDEMNIFICATION; ESCALATION

        5.1    Warranties and Disclaimer of Warranty by AXP.    (a) AXP represents and warrants to Ameriprise as of the date hereof and at all times during which the AXP Services are provided to Ameriprise, that:

          (i)    Subject to the receipt of the Consents set forth on Exhibit 5.3 hereof, neither the provision of the AXP Services by any AXP Service Provider, nor the receipt or use thereof by Ameriprise in accordance with the terms and conditions hereof, shall breach, violate, infringe upon or constitute misappropriation of any Intellectual Property right of any Person. Subject to the terms and conditions hereof, of the Separation Agreement and of the other Ancillary Agreements, the provision of the AXP Services will not confer on Ameriprise any Intellectual Property rights, except as explicitly provided herein or therein.

          (ii)   The AXP Services will be performed in a timely manner consistent with this Agreement, as each individual Schedule may require, by qualified individuals in a professional and workmanlike manner, conforming to generally accepted industry standards and practices applicable to each individual Schedule and in strict accordance with all applicable Laws.

        (b)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE AXP SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE PROVIDED AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY WHATSOEVER.

        5.2    Warranties and Disclaimer of Warranty by Ameriprise.    (a) Ameriprise represents and warrants to AXP as of the date hereof and at all times during which the Ameriprise Services are provided to AXP, that:

          (i)    Subject to the receipt of the Consents set forth on Exhibit 5.4 hereof, neither the provision of the Ameriprise Services by any Ameriprise Service Provider, nor the receipt or use thereof by AXP in accordance with the terms and conditions hereof, shall breach, violate, infringe upon or constitute misappropriation of any Intellectual Property right of any Person. Subject to the terms and conditions hereof, of the Separation Agreement and of the other Ancillary Agreements, the provision of the Ameriprise Services will not confer on AXP any Intellectual Property rights, except as explicitly provided herein or therein.

          (ii)   The Ameriprise Services will be performed in a timely manner consistent with this Agreement, as each individual Schedule may require, by qualified individuals in a professional and workmanlike manner, conforming to generally accepted industry standards and practices applicable to each individual Schedule and in strict accordance with all applicable Laws.

        (b)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE AMERIPRISE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE PROVIDED AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER WARRANTY WHATSOEVER.

        5.3    Third Parties and AXP Services.    (a) AXP and Ameriprise shall cooperate to obtain all Consents (including those set forth on Exhibits 5.3 and 5.4) sufficient to enable the AXP Service Providers to perform the AXP Services in accordance with this Agreement for any third party Software or other Intellectual Property related to the provision of the AXP Services; provided, that, AXP shall not be required to incur any costs in connection therewith. Ameriprise will cooperate with AXP in obtaining all such required Consents related to the provision of the AXP Services and Ameriprise shall bear any costs incurred in connection therewith, provided, further, that Ameriprise shall only be required to reimburse AXP for those expenses incurred by AXP that Ameriprise has previously approved in writing. Attached hereto as Exhibit 5.3 is a list of required Consents for any third party Software or other Intellectual Property known to be related to, and necessary for, the provision of the AXP Services and an estimate of charges to be imposed by third party software providers. In the event that any such Consent is not obtained, then, unless and until such Consent is obtained, during the term of the applicable Schedule, the Parties shall cooperate with each other in achieving a reasonable alternative arrangement for Ameriprise to continue to process its work and with respect to such third party Software or Intellectual Property for the AXP Service Providers to perform the AXP Services.

        (b)    Nothing contained in this Agreement shall preclude Ameriprise from enforcing any rights or benefits available to it or AXP, or availing itself of any rights or defenses available to it or AXP under any third party agreement pursuant to which AXP Services are being provided to Ameriprise.

        5.4    Third Parties and Ameriprise Services.    (a) AXP and Ameriprise shall cooperate to obtain all Consents (including those set forth on Exhibits 5.3 and 5.4) sufficient to enable the Ameriprise Service Providers to perform the Ameriprise Services in accordance with this Agreement for any third party

Software or other Intellectual Property related to the provision of the Ameriprise Services; provided, that, Ameriprise shall not be required to incur any costs in connection therewith. AXP will cooperate with Ameriprise in obtaining all such required Consents related to the provision of the Ameriprise Services and shall bear any costs in connection therewith; provided, further, that AXP shall only be required to reimburse Ameriprise for those expenses incurred by Ameriprise that AXP has previously approved in writing. Attached hereto as Exhibit 5.4 is a list of required Consents for any third party Software or other Intellectual Property known to be related to, and necessary for, the provision of the Ameriprise Services and an estimate of charges to be imposed by third party Software providers. In the event that any such Consent is not obtained, then, unless and until such Consent is obtained, during the term of the applicable Schedule the Parties shall cooperate with each other in achieving a reasonable alternative arrangement with respect to such third party Software or Intellectual Property for AXP to continue to process its work and for the Ameriprise Service Providers to perform the Ameriprise Services.

        (b)    Nothing contained in this Agreement shall preclude AXP from enforcing any rights or benefits available to it or Ameriprise, or availing itself of any rights or defenses available to it or Ameriprise under any third party agreement pursuant to which Ameriprise Services are being provided to AXP.

        5.5    Obligation to Re-perform AXP Services.    In the event of any breach of this Agreement by AXP or any other AXP Service Provider with respect to any failure by AXP or an AXP Service Provider, as applicable, to provide any AXP Service in accordance with the terms of this Agreement, AXP shall, or shall cause the applicable AXP Service Provider to, correct in all material respects such error or defect or re-perform in all material respects such AXP Service at the request of Ameriprise and at the expense of AXP. To be effective, any such request by Ameriprise must (i) specify in reasonable detail the particular error or defect and (ii) be made no more than ninety (90) days from the date such error or defect was discovered by Ameriprise or should have been discovered by Ameriprise after reasonable inquiry.

        5.6    Obligation to Re-perform Ameriprise Services.    In the event of any breach of this Agreement by Ameriprise or any other Ameriprise Service Provider with respect to any failure by AXP or an AXP Service Provider, as applicable, to provide any Ameriprise Service in accordance with the terms of this Agreement, Ameriprise shall, or shall cause the applicable Ameriprise Service Provider to, correct in all material respects such error or defect or re-perform in all material respects such Ameriprise Service at the request of AXP and at the expense of Ameriprise. To be effective, any such request by AXP must (i) specify in reasonable detail the particular error or defect and (ii) be made no more than ninety (90) days from the date such error or defect was discovered by AXP or should have been discovered by AXP after reasonable inquiry.

        5.7    LIMITATION OF LIABILITY.    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY:

        (a)    EXCEPT FOR ANY LIABILITIES THAT MAY BE INCURRED UNDER SECTION 3.5(C), THE MAXIMUM LIABILITY OF AXP TO, AND (EXCEPT AS SET FORTH IN SECTION 5.5) THE SOLE REMEDY OF, AMERIPRISE AND ITS AFFILIATES (AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, VENDORS, AMERIPRISE SERVICE PROVIDERS AND EMPLOYEES) WITH RESPECT TO ANY AND ALL CLAIMS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE THEORY UPON WHICH THE LIABILITY IS PREMISED, SHALL NOT EXCEED THE FEES RECEIVED BY AXP WITH RESPECT TO THE PROVISION OF THE AXP SERVICE(S) TO WHICH SUCH CLAIM RELATES IN THE MONTHLY PERIOD(S) IN WHICH THE ACTION OR OMISSION OF AXP THAT GAVE RISE TO SUCH CLAIM OCCURRED OR WAS PENDING;

        (b)    EXCEPT FOR ANY LIABILITIES THAT MAY BE INCURRED UNDER SECTION 3.5(C), THE MAXIMUM LIABILITY OF AMERIPRISE TO, AND (EXCEPT AS SET FORTH IN SECTION 5.6) THE SOLE REMEDY OF, AXP AND ITS AFFILIATES (AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, VENDORS, AXP SERVICE PROVIDERS AND EMPLOYEES) WITH RESPECT TO ANY AND ALL CLAIMS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE THEORY UPON WHICH THE LIABILITY IS PREMISED, SHALL NOT EXCEED THE FEES RECEIVED BY AMERIPRISE WITH RESPECT TO THE PROVISION OF THE AMERIPRISE SERVICE(S) TO WHICH SUCH CLAIM RELATES IN THE MONTHLY PERIOD(S) IN WHICH THE ACTION OR OMISSION OF AMERIPRISE THAT GAVE RISE TO SUCH CLAIM OCCURRED OR WAS PENDING;

        (c)    EXCEPT FOR ANY LIABILITIES THAT MAY BE INCURRED UNDER SECTION 3.5(C), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES (OR THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SERVICE PROVIDERS OR EMPLOYEES) FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, SERVICE PROVIDERS OR EMPLOYEES ANY CLAIM FOR SUCH DAMAGES INCLUDING ANY CLAIM FOR PROPERTY DAMAGE OR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE;

        (d)    IN NO EVENT SHALL AXP BE LIABLE FOR THE ACTS OR OMISSIONS OF THIRD PARTY AXP SERVICE PROVIDERS TO THE EXTENT THAT AXP HAS EMPLOYED BEST EFFORTS (AS DEFINED HEREIN) TO INDUCE OR CAUSE SUCH THIRD PARTY AXP SERVICE PROVIDER TO PROVIDE THE AXP SERVICES IN ACCORDANCE WITH THE MANNER AND LEVELS AGREED TO HEREUNDER; AND

        (e)    IN NO EVENT SHALL AMERIPRISE BE LIABLE FOR THE ACTS OR OMISSIONS OF THIRD PARTY AMERIPRISE SERVICE PROVIDERS TO THE EXTENT THAT AMERIPRISE HAS EMPLOYED BEST EFFORTS (AS DEFINED HEREIN) TO INDUCE OR CAUSE SUCH THIRD PARTY AMERIPRISE SERVICE PROVIDER TO PROVIDE THE AMERIPRISE SERVICES IN ACCORDANCE WITH THE MANNER AND LEVELS AGREED TO HEREUNDER.

        5.8    AXP Indemnity.    AXP shall indemnify and hold harmless Ameriprise and its Affiliates (and their respective directors, officers, agents, Ameriprise Service Providers and employees) from and against any and all claims, demands, complaints, damages, loss, liability, cost or expense (each of the foregoing, a "Loss") arising out of, relating to or in connection with (i) any Action that determined that the provision by any AXP Service Provider and/or the receipt by Ameriprise or its Affiliates of any AXP Service infringes upon or misappropriates the Intellectual Property of any third party, to the extent that any such Loss is determined to have resulted from such AXP Service Provider's intentional breach, fraud, gross negligence or willful misconduct or (ii) any action or omission by an Ameriprise Service Provider in providing the Ameriprise Services hereunder, except to the extent any such Loss arises from such Ameriprise Service Provider's intentional breach, fraud, gross negligence or willful misconduct.

        5.9    Ameriprise Indemnity.    Ameriprise shall indemnify and hold harmless AXP and its Affiliates (and their respective directors, officers, agents, AXP Service Providers and employees) from and against any and all Losses arising out of, relating to or in connection with (i) any Action that determined that the provision by any Ameriprise Service Provider and/or the receipt by AXP or its Affiliates of any Ameriprise Service infringes upon or misappropriates the Intellectual Property of any third party to the extent that any such Loss is determined to have resulted from such Ameriprise Service Provider's intentional breach, fraud, gross negligence or willful misconduct, or (ii) any action or omission by an AXP Service Provider in providing the AXP Services hereunder, except to the extent any such Loss arises from such AXP Service Provider's intentional breach, fraud, gross negligence or willful misconduct.

        5.10    Escalation.    In the event that any dispute arises between the Parties that cannot be resolved pursuant to the escalation path set forth in a Schedule, if any, either Party shall have the right to refer the dispute for resolution to the Coordinators listed in such Schedule by delivering to the other Party a written notice of such referral (a "Dispute Escalation Notice"). Following receipt of a Dispute Escalation Notice, the Coordinators shall negotiate in good faith to resolve such dispute. In the event that the Coordinators are unable to resolve such dispute within five (5) business days after the date of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief financial officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the parties are unable to resolve such dispute within 15 business days after the date of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within 30 business days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 8.9 hereof. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

ARTICLE VI

INTERNAL CONTROLS

        6.1    If requested by Ameriprise, AXP shall and shall cause each AXP Service Provider to permit Ameriprise reasonable access (in addition to the access required by Section 2.8) to its respective books, records, accountants, accountants' work papers, personnel and facilities for the purpose of Amerprise's testing and verification of the effectiveness of each AXP Service Provider's controls with respect to AXP Services as is reasonably necessary to enable the management of Ameriprise to comply with its obligations under SOX §404 and to enable Ameriprise's independent public accounting firm to attest to and report on the assessment of the management of Ameriprise in accordance with SOX §404 and Accounting Standard No. 2, as amended, or as required by Ameriprise's external auditors; provided, however, that in lieu of providing such access, AXP may, in its sole discretion, instead furnish Ameriprise with a type II SAS 70 report; and provided, further, that AXP shall not be required to furnish Ameriprise access to any information other than information that relates specifically to AXP Services. The parties acknowledge that Ameriprise is not required to file a SOX §404 assessment for periods prior to its fiscal year ending December 31, 2005. Accordingly, with respect to services provided by an AXP Service Provider to Ameriprise, this obligation shall apply only in respect of periods occurring after December 31, 2005.

        6.2    If requested by AXP, Ameriprise shall and shall cause each Ameriprise Service Provider to permit AXP reasonable access (in addition to the access required by Section 2.8(a)) to its respective books, records, accountants and accountants' work papers, personnel and facilities for the purpose of AXP's testing and verification of the effectiveness of each Ameriprise Service Provider's controls with respect to Ameriprise Services as is reasonably necessary to enable the management of AXP to comply with its obligations under SOX §404 and AXP's independent public accounting firm to attest to and report on the assessment of the management of AXP in accordance with SOX §404 and Accounting Standard No. 2, as amended, or as required by AXP's external auditors; provided, however, that in lieu of providing such access, Ameriprise may, in its sole discretion, instead furnish AXP with a type II SAS

70 report; and provided, further, that Ameriprise shall not be required to furnish AXP access to any information other than information that relates specifically to Ameriprise Services.

        6.3    Without limiting the generality of, and in order to give effect to, the foregoing provisions of Article VI:

        (a)    the Parties shall cooperate, prior to the Distribution Date and from time to time thereafter, to identify the significant processes provided by each Party to the other Party in connection with the provision of the Services hereunder;

        (b)    each Party shall develop and maintain comprehensive procedures to adequately test, evaluate and document the design and effectiveness of its controls over the significant processes;

        (c)    each Party as Service Provider shall provide to the other Party, its auditors and any third party that such other Party has retained to assist it with its SOX §404 compliance (subject to such third party's having signed an appropriate confidentiality agreement with the Party that is providing the relevant information), no later than the 30th day of the last month of each fiscal quarter ending in March, June, September and December during which the Service Provider provided a service comprising a significant process to the other Party, adequate documentation (it being acknowledged and agreed that documentation that is substantially similar to the Information currently included in AXP's Magique system shall be deemed adequate) with respect to the testing of its controls over the significant processes;

        (d)    in the event any deficiencies are found as a result of the testing, the Service Provider and the Service Recipient shall cooperate in good faith to develop and implement commercially reasonable action plans and timetables to remedy such deficiencies and/or implement adequate compensating controls; provided, however, that, if a Party as Service Provider provides a substantially similar service for itself or its Affiliates, then such Party as Service Provider shall not be required to take any actions that are different from the actions that such Party is taking with respect to such services that it provides for itself or its Affiliates, unless the control deficiency is or could reasonably be expected to be a material weakness in the Service Recipients' internal control over financial reporting (and the Service Recipient shall share its analysis in this regard with the Service Provider), in which case the Service Provider shall cooperate in good faith with the Service Recipient to develop and implement in a timely fashion commercially reasonable action plans and timetables to remedy the deficiency and/or implement adequate compensating controls such that the deficiency will not rise to the level of a material weakness; provided, that, if, as a result of such remedy and/or implementation, the Service Provider is required to take actions that are different than the actions that the Service Provider is taking with respect to the substantially similar services that it provides for itself or its Affiliates, the Service Recipient shall be obligated to fund the incremental costs incurred by the Service Provider, including all out of pocket incremental costs, plus a reasonable allocation of costs of employees who are diverted from providing services that such employees would otherwise be providing to the Service Provider during the period of such remedy and/or implementation;

        (e)    the Service Provider shall, if requested by the Service Recipient, make its personnel and testing and documentation available to the auditors of the Service Recipient to enable such auditors to attest to and report on the assessment of internal control over financial reporting of the management of the Service Recipient. The Service Provider shall cooperate and assist the Service Recipient's auditors in performing any process walkthroughs and process testing that such auditor may request of the significant processes; and

        (f)    in the event that Sections 6.3(a)-(e) hereof do not reasonably enable the Service Recipient to comply with its obligations under SOX §404 and to enable the Service Recipient's registered public accounting firm to attest to and report on the assessment by the management of the Service Recipient in accordance with SOX §404 and Accounting Standard No. 2, then upon reasonable notice, the Service

Recipient shall be permitted to conduct, at its own expense, an independent audit of the Service Provider's controls with respect to the Services solely to the extent necessary to accomplish such purpose or purposes.

ARTICLE VII

TERM; TERMINATION

        7.1    Term.    This Agreement shall commence on the Distribution Date and unless terminated earlier in accordance with this Article VII, will terminate on the earlier to occur of (a) the second anniversary of the Distribution Date and (b) the date on which the terms of all the Schedules have expired or been terminated.

        7.2    Early Termination of Schedules.    In the event that pursuant to Section 2.7, a Service Provider reduces or suspends the provision of any Service due to a Force Majeure Event and such reduction or suspension continues for 15 days, the other Party may immediately terminate the applicable Schedule, upon written notice and without any reimbursement obligation.

        7.3    Breach of Agreement.    Subject to Article V, if either Party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including any failure to make payments when due, and that Party does not cure such default in all material respects within 30 days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate each affected Schedule, including the provision of Services pursuant thereto, immediately by providing written notice of termination.

        7.4    Sums Due.    (a)    In the event of a termination (including any termination pursuant to Section 7.2) or expiration of this Agreement (or Services under one or more Schedules), AXP shall be entitled to the payment or reimbursement of, and Ameriprise shall, or shall cause its applicable Affiliates to, pay and reimburse AXP, on the date of such termination or expiration (i) all amounts due to AXP or any AXP Service Provider under this Agreement and (ii) all amounts accrued in connection with the provision of AXP Services through the date of such termination or expiration that are not yet due and payable to AXP or any AXP Service Provider under this Agreement, as if such amounts were due and payable on the date of such termination or expiration.

        (b)    In the event of a termination (including any termination pursuant to Section 7.2) or expiration of this Agreement (or Services under one or more Schedules), Ameriprise shall be entitled to the payment or reimbursement of, and AXP shall, or shall cause its applicable Affiliates to, pay and reimburse Ameriprise, on the date of such termination or expiration (i) all amounts due to Ameriprise or any Ameriprise Service Provider under this Agreement and (ii) all amounts accrued in connection with the provision of the Ameriprise Services through the date of such termination or expiration that are not yet due and payable to Ameriprise or any Ameriprise Service Provider under this Agreement, as if such amounts were due and payable on the date of such termination or expiration.

        7.5    Effect of Termination.    Articles I, III, IV, VI and VIII and Sections 5.1(a)(i), 5.1(b), 5.2(a)(i), 5.2(b), 5.7, 5.8, 5.9, 5.10, 7.4 and this 7.5 shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

        8.1    Notices.    All notices, requests and other communications hereunder (except for routine communications contemplated by certain Schedules) must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

    If to AXP, to:

    American Express Company
    200 Vesey Street
    New York, New York 10285-4905
    Attn: Gilbert E. Ahye

    with a copy to:

    American Express Company
    200 Vesey Street
    New York, New York 10285-4905
    Attn: General Counsel

    If to Ameriprise, to:

    Ameriprise Financial, Inc.
    707 2nd Avenue,
    South Minneapolis, Minnesota 55474
    Attn: Walter Berman

    with a copy to:

    Ameriprise Financial, Inc.
    707 2nd Avenue, South
    Minneapolis, Minnesota 55474
    Attn: General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any party from time to time may change its address, facsimile number or other Information for the purpose of notices to that party by giving notice specifying such change to the other party.

        8.2    Entire Agreement.    This Agreement, together with the Separation and Distribution Agreement and the other Ancillary Agreements, constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

        8.3    Waiver.    Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        8.4    Amendment.    This Agreement may be amended, supplemented, modified or superseded only by a written instrument signed by duly authorized signatories of the Parties.

        8.5    Independent Contractors.    In performing the Services hereunder, each Service Provider shall operate as and have the status of an independent contractor. No Service Provider's employees shall be considered employees or agents of the other Party, nor shall the employees of any party be eligible or entitled to any benefits, perquisites or privileges given or extended to any of the other Party's employees in connection with the provision of Services. Nothing contained in this Agreement shall be deemed or construed to create a joint venture or partnership between the Parties. No Party shall have any power to control the activities and/or operations of the other Party. No Party shall have any power or authority to bind or commit any other Party.

        8.6    No Third Party Beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

        8.7    No Assignment; Binding Effect.    Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided, that, any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns.

        8.8    Headings.    The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        8.9    Submission to Jurisdiction; Waivers.    Subject to the prior exhaustion of the escalation procedures set forth in Section 5.10 and to the fullest extent permitted by applicable Law, each Party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, relating to or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York or any New York State court, in each case, located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the Borough of Manhattan for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such action brought in such a court or any claim that any such action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.1 or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

        8.10    Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        8.11    Governing Law.    This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

        8.12    Counterparts.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        8.13    Order of Precedence.    In the event of an inconsistency or conflict between this Agreement and a Schedule or an attachment or exhibit thereto, the Schedule (or the attachment or exhibit thereto) shall prevail.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

AMERICAN EXPRESS COMPANY
By	Name: Title:
AMERIPRISE FINANCIAL, INC.
By	Name: Title:

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